QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on February 5, 2002

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALLIANT TECHSYSTEMS INC.
(Exact name of registrant as specified in its charter)

Delaware	41-1672694
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
5050 Lincoln Drive, Edina, Minnesota	55436-1097
(Address of principal executive offices)	(Zip Code)

Alliant Techsystems Inc. 2000 Stock Incentive Plan, as amended
(Full title of the plan)

Ann D. Davidson, Esq.
Vice President and General Counsel
Alliant Techsystems Inc.
5050 Lincoln Drive
Edina, Minnesota 55436-1097
(952) 351-3000
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, $.01 par value	135,000	$84.31	$11,381,850	$1,048

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the terms of the plan.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c), based upon the average of the high and low sale prices of the Common Stock as reported on the New York Stock Exchange on January 30, 2002.

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents that we have filed with the Securities and Exchange Commission are incorporated by reference into this registration statement:

  •
  our annual report on Form 10-K for the year ended March 31, 2001, as updated by our current report on Form 8-K filed on January 31, 2002;

  •
  our quarterly reports on Form 10-Q for the quarters ended July 1, 2001 and September 30, 2001;

  •
  our current reports on Form 8-K filed on May 2, 2001, as amended on Form 8-K/A filed on June 28, 2001; May 9, 2001; June 5, 2001; September 5, 2001; October 26, 2001; November 13, 2001; and December 10, 2001; and

  •
  the description of our common stock contained in any registration statement or report filed by us under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

        All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment indicating that all securities offered by this registration statement have been sold, or deregistering all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the respective dates of filing of such documents.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        Ann D. Davidson, who is providing an opinion of counsel with respect to the securities to which this registration statement relates, is an employee and officer (Vice President and General Counsel) of Alliant Techsystems Inc. As of December 31, 2001, Ms. Davidson owned, directly or indirectly, 5,267 shares of our common stock, and held options to purchase 6,000 shares of our common stock, which were granted to her pursuant to the 2000 Stock Incentive Plan, as amended (the "Plan"), prior to her election as an executive officer. Ms. Davidson is currently not eligible to participate in the Plan.

Item 6.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law grants us the power to indemnify our officers and directors, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

        Article Ninth of our Restated Certificate of Incorporation provides, among other things, that subject to certain conditions and limitations as stated therein, no director shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.

        Article IX of our By-Laws provides, among other things, that we shall, under certain circumstances and subject to certain conditions and limitations as stated therein, indemnify any current or former director, officer, employee or agent of ours for expenses (including attorneys' fees), judgments, fines and settlements actually and reasonably incurred by such person for any action, suit or proceeding to which such person is made a party, or is threatened to be made a party, by reason of such person's position with us or while acting as an agent on our behalf if, in connection with such action, suit or proceeding, such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person's conduct was unlawful. Such rights of indemnification are not deemed exclusive of any other right available to the individual under any policy of insurance, agreement, statute or otherwise.

        We also purchase and maintain directors' and officers' liability insurance and corporate reimbursement policies insuring directors and officers against loss arising from claims made arising out of the performance of their duties. In addition, we have indemnification agreements with each of our directors and officers that, among other things, require us to indemnify such individuals to the fullest extent permitted by law.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

4.1	Restated Certificate of Incorporation of Alliant Techsystems Inc. (the "Registrant"), effective July 20, 1990, including Certificate of Correction, effective September 21, 1990 (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 ("Form S-4"), File No. 333-67316).
4.2
Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of the Registrant, effective September 28, 1990 (incorporated by reference to Exhibit 3.2 to Form S-4, File No. 333-67316).
4.3	Certificate of Amendment of Restated Certificate of Incorporation of the Registrant, effective August 8, 2001 (incorporated by reference to Exhibit 3.3 to Form S-4, File No. 333-67316).
4.4	By-Laws, as amended through May 10, 1999 (incorporated by reference to Exhibit 3(ii) to Form 8-K dated May 10, 1999).
5.1	Opinion of Ann D. Davidson.
5.2	Consent of Ann D. Davidson (contained in Exhibit 5.1 to this registration statement).
23.1	Consent of Deloitte & Touche LLP.
24	Power of Attorney.

Item 9.    Undertakings.

        (a)  The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edina, State of Minnesota, on January 30, 2002.

ALLIANT TECHSYSTEMS INC.
By	/s/ ANN D. DAVIDSON Ann D. Davidson Vice President and General Counsel

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 30, 2002.

Signature	Title

* Paul David Miller	Director, Chairman of the Board and Chief Executive Officer (principal executive officer)
* Eric S. Rangen	Vice President and Chief Financial Officer (principal financial and accounting officer)
* Scott S. Meyers	Director and President
* Frances D. Cook	Director
* Gilbert F. Decker	Director
* Thomas L. Gossage	Director
* Jonathan G. Guss	Director

* David E. Jeremiah	Director
* Joseph F. Mazzella	Director
* Robert W. RisCassi	Director
* Michael T. Smith	Director

*	/s/ ANN D. DAVIDSON Ann D. Davidson Attorney-in-Fact

EXHIBIT INDEX

4.1	Restated Certificate of Incorporation of Alliant Techsystems Inc. (the "Registrant"), effective July 20, 1990, including Certificate of Correction, effective September 21, 1990 (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 ("Form S-4"), File No. 333-67316).
4.2
Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of the Registrant, effective September 28, 1990 (incorporated by reference to Exhibit 3.2 to Form S-4, File No. 333-67316).
4.3	Certificate of Amendment of Restated Certificate of Incorporation of the Registrant, effective August 8, 2001 (incorporated by reference to Exhibit 3.3 to Form S-4, File No. 333-67316).
4.4	By-Laws, as amended through May 10, 1999 (incorporated by reference to Exhibit 3(ii) to Form 8-K dated May 10, 1999).
5.1	Opinion of Ann D. Davidson.
5.2	Consent of Ann D. Davidson (contained in Exhibit 5.1 to this registration statement).
23.1	Consent of Deloitte & Touche LLP.
24	Power of Attorney.

QuickLinks

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference .
  Item 4. Description of Securities .
  Item 5. Interests of Named Experts and Counsel .
  Item 6. Indemnification of Directors and Officers .
  Item 7. Exemption from Registration Claimed .
  Item 8. Exhibits .
  Item 9. Undertakings .
SIGNATURES
EXHIBIT INDEX